Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2018

Financial Results

Hsinchu, Taiwan (April 12, 2018) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2018, ended February 28, 2018.

Revenue for the second quarter of fiscal 2018 was $1.5 million, a 23% decrease compared to $2.0 million in the first quarter of fiscal 2018. GAAP net loss for the second quarter of fiscal 2018 was $1.1 million, compared to a loss of $0.4 million in the first quarter of fiscal 2018, or a net loss of $0.32 per diluted share, compared to a net loss of $0.11 per diluted share for the first quarter of fiscal 2018. In the second quarter, we shut down our manufacturing production for two weeks due to the Chinese New Year holiday. During the second quarter ended February 28, 2018, we moved and consolidated our LED packaging facility in HsinAn to our headquarters in Chunan, Taiwan as part of our cost reduction efforts.

GAAP gross margin for the second quarter of fiscal 2018 was negative 29%, compared with gross margin for the first quarter of fiscal 2018 of 3%. Operating margin for the second quarter of fiscal 2018 was negative 80%, compared with negative 43% in the first quarter of fiscal 2018. The Company’s cash and cash equivalents was $3.9 million at February 28, 2018, compared to $3.4 million at the end of the first quarter of fiscal 2018.

We expect revenue for the third quarter ending May 31, 2018 to be about $1.8 million +/- 10%.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 28,	November 30,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,857	$3,400
Accounts receivable (including related parties), net	335	1,307
Inventories	2,411	2,614
Prepaid expenses and other current assets	357	216
Total current assets	6,960	7,537
Property, plant and equipment, net	7,951	8,099
Intangible assets, net	109	109
Investments in unconsolidated entities	1,023	998
Other assets	247	248
TOTAL ASSETS	$16,290	$16,991
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$349	$339
Accounts payable	882	725
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	5,787	5,632
Total current liabilities	7,518	7,196
Long-term debt, excluding current installments	2,296	2,320
Total liabilities	9,814	9,516
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,434	175,410
Accumulated other comprehensive income	3,836	3,727
Accumulated deficit	(172,794)	(171,662)
Total equity	6,476	7,475
TOTAL LIABILITIES AND EQUITY	$16,290	$16,991

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 28,	November 30,
	2018	2017
Revenues, net	$1,543	$2,003
Cost of revenues	1,987	1,951
Gross profit (loss)	(444)	52
Operating expenses:
Research and development	223	184
Selling, general and administrative	781	733
Loss (gain) on disposals of long-lived assets	(209)	—
Total operating expenses	795	917
Loss from operations	(1,239)	(865)
Other income (expenses):
Interest expenses, net	(7)	(8)
Other income (loss), net	49	498
Foreign currency transaction gain (loss), net	65	(17)
Total other income (expenses), net	107	473
Loss before income taxes	(1,132)	(392)
Income tax expense	—	—
Net loss	(1,132)	(392)
Less: Net loss attributable to noncontrolling interests	—	—
Net loss attributable to SemiLEDs stockholders	$(1,132)	$(392)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.32)	$(0.11)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	3,545	3,544

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